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                                                                      EXHIBIT 11

                          CYTOCLONAL PHARMACEUTICS INC.


                   COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                   (unaudited)


                                                                         THREE MONTHS                          SIX MONTHS
                                                                         ENDED JUNE 30,                      ENDED JUNE 30,
                                                                 ------------------------------      ------------------------------
                                                                     1999              1998              1999              1998
                                                                 ------------      ------------      ------------      ------------
Net (loss)                                                       $   (827,000)     $   (169,000)     $ (1,912,000)     $   (959,000)

Add cumulative preferred dividend                                     (45,000)          (51,000)          (89,000)         (103,000)
                                                                 ------------      ------------      ------------      ------------

NET (LOSS) USED FOR COMPUTATION                                  $   (872,000)     $   (220,000)     $ (2,001,000)     $ (1,062,000)

Weighted average number of common shares
  outstanding--basic and diluted                                   10,342,000         9,727,000        10,305,000         9,286,000
                                                                                                     ------------      ------------

Net (loss) per common share--basic and
diluted                                                          $      (0.08)     $      (0.02)     $      (0.19)     $      (0.11)




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